UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 17, 2011 (February 10 , 2011)
Date of Report (Date of earliest event reported)

Reach Messaging Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	333-150424	26-1110179
(State or other jurisdiction Identification No.)	(Commission File Number)	(IRS Employer Identification No.)

44081 Pipeline Plaza, Suite 310
Ashburn, VA  20148
(Address of principal executive offices) (Zip Code)

(888) 631-8555
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐         Soliciting material pursuant to Rule I4a-12 under the Exchange Act (17CFR240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

The Company entered into a financing with one (1) investors for the purchase and sale of  a convertible promissory notes (the “Note”) in an aggregate principal amount of $50,000 (the “Financing”).  The closing took place on February 10, 2011.  The Financing purchase price consisted of cash of $50,000.   In connection with the Financing, the investor received a warrant (“Warrant”) to purchase the number of shares equal to the number of shares issuable upon full conversion of the principal amount of the Notes. The Company entered into a second, related, financing with one investor for the purchase and sale of Shares of the Company with a total purchase price of $150,000 (the “Second Financing”). The closing of the Second Financing took place on March 2, 2011. In connection with the Second Financing, the investor received 30,000,000 Shares (the purchase price per Share was $.005) The investor also received a Warrant to purchase up to an additional 30,000,000 Shares.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Reference is made to the disclosures regarding the Financing set forth under Item 1.01 above, which disclosures are incorporated herein by reference.

The Note accrues interest at the rate of 5% per year with no payment obligation until maturity on February 10, 2014.  The principal and accrued interest may be accelerated upon a default in payment or breach of a covenant under the Notes or on commencement of insolvency proceedings. The principal and accrued interest are convertible at the election of the holder into shares of common stock of the Company at a conversion price initially equal to $0.0025 per share.  The conversion price shall be adjusted in the event of a stock split or similar recapitalization of the outstanding shares.  The Notes may be prepaid at any time, subject to advance notice to the holders and an opportunity to convert the Notes into shares of common stock prior to repayment.  The right to convert is limited such that the holder of the Note may not convert into shares if such conversion would cause such holder’s beneficial ownership of the Company’s shares to exceed 9.9% of the total outstanding shares of the Company and in no event is convertible with respect to any principal amount that is pre paid prior to April 10, 2011

In addition to the above, the terms of the Second Financing required the Company to pay the sum of $25,000 to the holder of the Note as a partial pre-payment and also required the Company to enter into a contract with a certain public relations and investor relations firm in which the Company paid the sum of $75,000 at the closing of the Second Financing.

Item 3.02 Unregistered Sales of Equity Securities

Financing

Reference is made to the disclosures regarding the Financing set forth under Item 1.01 above and regarding the Notes set forth under Item 2.03 above, which disclosures are incorporated herein by reference.

The Warrants issued pursuant to the Financing expire February 10, 2014.  The Warrants have an exercise price of $0.0025 per share of common stock of the Company, which shall be adjusted in the event of a stock split or similar recapitalization of the outstanding shares.  The Warrant may be exercised at any time prior to expiration upon notice and payment in cash of the exercise price, or pursuant to notice and a cashless exercise resulting in a net issuance of shares.  The right to exercise is limited such that the holder of the Warrant may not exercise the Warrant to purchase shares if such exercise would cause such holder’s beneficial ownership of the Company’s shares to exceed 9.9% of the total outstanding shares of the Company.

The Warrants issued pursuant to the Second Financing expire March 1, 2014. The Warrants have an exercise price of $0.01 per share of common stock of the Company, which shall be adjusted in the event of a stock split or similar recapitalization of the outstanding shares.  The Warrant may be exercised at any time prior to expiration upon notice and payment in cash of the exercise price, or pursuant to notice and a cashless exercise resulting in a net issuance of shares.  The right to exercise is limited such that the holder of the Warrant may not exercise the Warrant to purchase shares if such exercise would cause such holder’s beneficial ownership of the Company’s shares to exceed 9.9% of the total outstanding shares of the Company.

The Company did not pay a commission in connection with the Financing or the Second Financing.  The issuance of the Notes and Warrants and Shares to the two (2) investors in the Financing and Second Financing was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) promulgated thereunder, as a transaction by an issuer not involving a public offering.  The investors are accredited investors with no relationship to the Company other than as shareholders and investors in the Financing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Reach Messaging Holdings, Inc.

Dated: March 17, 2011	By:	/s/ Shane Gau
Shane Gau
Chief Executive Officer